MID-ATLANTIC REALTY TRUST
                        AMENDMENT TO DECLARATION OF TRUST

     Mid-Atlantic Realty Trust, a Maryland Real Estate Investment Trust, having its principal office in Anne Arundel County in the State of Maryland (hereinafter called the Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:  The Declaration of Trust of the Trust is hereby amended by striking
Section 6.6 (b) (4) and inserting in lieu thereof the following:

          "(4) Any Person attempting to make any Transfer shall first ascertain that such Transfer is not a Prohibited Transfer. Any Prohibited Transfer or other event which, if effective, would result in the Shares being Beneficially Owned by less than 100 persons, or would result in the Trust being "closely held", shall be void ab initio and of no force or effect."

     SECOND: The Declaration of Trust of the Trust is hereby amended by striking
Section 6.6 (g) and inserting in lieu thereof the following:

          "(g) Remedies Not Limited. Subject to Section 6.10 of the Declaration of Trust, nothing contained in this Article VI shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preservation of the Trust's status as a REIT."

     THIRD: The Trustees of the Trust, at a meeting of the Board of Trustees held on November 14, 1997, unanimously adopted a resolution in which set forth the foregoing amendments to the Declaration of Trust, declaring that said amendments to the Declaration of Trust are advisable and approved.

     FOURTH: The Amendment to the Declaration of Trust of the Trust, as hereinabove set forth, has been duly advised by the Trustees and approved by the shareholders of the Trust by an affirmative vote of holders of at least two-thirds of the outstanding common shares of beneficial interest of the Trust at a meeting of the shareholders held on May 15, 1998.

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     IN WITNESS WHEREOF,  Mid-Atlantic Realty Trust has caused these Articles of
Amendment to be signed and acknowledged in its name and on its behalf by its President and witnessed by its Secretary on this 23rd day of June, 1998, and they acknowledge the same to be the act of said Trust, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects, and that this statement is made under the penalties of perjury.

ATTEST:                                      Mid-Atlantic Realty Trust



____________________________                 By:________________________(SEAL)
F. Paul Robinson, Secretary                     F. Patrick Hughes, President

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